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Exhibit 11

                          CYTOCLONAL PHARMACEUTICS INC.


                 COMPUTATION OF NET (LOSS) PER COMMON SHARE (2)
                                   (unaudited)

                                     Primary

                                                                   Three Months          Three Months
                                                                      Ended                 Ended
                                                                     March 31,             March 31,
                                                                       1995                  1996
                                                                ------------------    -------------------
Net (loss)                                                          ($  765,000)          ($  657,000)

Add cumulative preferred dividend                                       (79,000)             (345,000)
                                                                    -----------           -----------

NET (LOSS) USED FOR COMPUTATION                                     ($  844,000)          ($1,002,000)
                                                                    ===========           ===========

Weighted average number of common shares outstanding                  5,220,000             7,569,918
                                                                    -----------           -----------

Shares issuable upon exercise of stock options and
     warrants, net of shares assumed to be repurchased (1)              147,415                     0
                                                                    -----------           -----------

Shares used for computation                                           5,367,415             7,569,918
                                                                    ===========           ===========

Net (loss) per common share                                         ($     0.16)          ($     0.13)
                                                                    ===========           ===========


Notes and Assumptions:
     (1) The Company issued common stock and common stock equivalents for consideration below the initial public offering price of $5.00. Consequently, in accordance with Staff Accounting Bulletin 83 (during the periods covered by statements of operation included in the registration statement) the following methodology was used in determining weighted average shares outstanding:
                Stock issued in a one year period immediately prior to the offering was treated as outstanding for the entire period and repurchase of shares using the treasury stock method at an offering price of $5.00.

     (2) Adjusted to reflect retroactively, a 1 for 2.5 reverse stock split effected on August 2, 1995.